MFS Investment Management

111 Huntington Avenue
Boston, Massachusetts 02199
T +1 617 954 5000
Horace Mann Life Insurance Co.

1 Horace Mann Plaza
Springfield, IL 62715
Re:
MFS Variable Insurance Trust II and MFS Variable Insurance Trust ICI (the "Trust")
Dear Mr. Sharpe:
The purpose of this Letter Agreement is to confirm certain financial arrangements between MFS Fund Distributors, Inc. ("MFD"), the underwriter to the Trust, and Horace Mann Life Insurance Co. (the "Company") in connection with the Company's investment in the Trust. Effective-May 1, 2019, MFD or its affiliates agree to pay an administrative services fee to the Company equal, on an annualized basis, 0.25% of the net assets of the Trust invested in the Service Class Shares of the MFS Mid Cap Value Portfolio and the MFS International Growth Portfolio that are attributable to variable life or variable annuity contracts ("Policies") offered by the Company or its affiliates, except that no fee shall be due or payable on assets held in any money market portfolio. Such fee shall be paid quarterly (on a calendar year basis) in arrears. Such fee shall continue to be due and payable for so long as Company provides the services contemplated hereunder with respect to Policies under which amounts are allocated to the Trust, provided, however, that no such fee shall be due and owing for any period subsequent to the termination of the Participation Agreement among the Trust, the Company and MFD dated May 1, 2015, as may be amended from time to time and provided, firther, that this Letter Agreement may be terminated by MFD upon 30 days advance written notice. Upon any such termination before the end of any calendar quarter, such fees will be prorated according to the proportion that the period bears to the full quarter and will be payable upon the date of termination. Administrative services are described in Schedule A attached to this Letter Agreement.
Please confirm your understanding of this arrangement by having the enclosed duplicate copy of this letter signed where indicated below by an appropriate officer of the Company and returning the executed duplicate to me.
Very truly yours,
MFS FUND DISTRIBUTORS, INC.
/s/Michael S. Keenan
Michael S. Keenan President
HORACE MANN LIFE INSURANCE COMPANY
By: /S/ Bret Benham
Title: EVP, Life & Retirement
SCHEDULE A
Horace Mann Life Insurance Co. will use the administrative services fee described in the attached letter agreement to pay for the following services. MFD's payment under the letter agreement does not constitute payment in any manner for investment advisory services or for costs of distribution of Policies
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or of shares of the Trust, and these payments are not otherwise related to investment advisory or distribution service or expenses. The amount of administrative expense payments made pursuant to this letter agreement will not be deemed to be conclusive with respect to actual administrative expenses or savings.
Administrative Services:
Maintain Books and Records
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Record issuance and redemptions of shares
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Record transfers (via net purchase orders)
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Reconcile and balance the separate account at the Trust level in the general ledger, at various banks and within systems' interface
Communicate with the Trust
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Purchase Orders
○
Determine the net amount available for investment by the Trust
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Deposit receipts at the Trust's custodian (generally by wire transfer)
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Redemption Orders
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Determine the net amount required for redemptions by the Trust
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Notify the Custodian and Trust of cash required to meet payments
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Daily pricing
Process Distributions from the Trust
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Process ordinary dividends and capital gains
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Reinvest the Trust's distributions
Reports
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Periodic information reporting to the Trust and its Board, upon request
Proxy Solicitations
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Assist with proxy solicitations, specifically with respect to soliciting voting instructions from Policy owners
Trust-related Contractowner Services
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Financial representative's advice to Policy owners with respect to Trust inquiries (not including advice about performance or related to sales)
•
Communicate information to Policy owners regarding Trust and subaccount performance
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